LiveDeal Announces Strategic Reduction in Force of Sales and Marketing Personnel
Decision is Part of Ongoing Restructuring Efforts as Company Focuses Resources on Core Business

LAS VEGAS, NEVADA – December 6, 2010 – LiveDeal, Inc. (NASDAQ: LIVE), a Las Vegas-based provider of Internet marketing services for small businesses, announced today that it has eliminated 36 positions, all of which were held by personnel responsible for the sales and marketing of the company’s InstantPromote product through its subsidiary Local Marketing Experts, Inc.

“In the last several weeks, sales of our InstantProfile product, our subscription-based 360-degree solution, designed to give small and medium-sized businesses the ability to advertise on the Internet and communicate with their customers, have increased substantially and demonstrated tremendous potential,” stated Kevin A. Hall, President and Chief Operating Officer of LiveDeal.  “Making these cuts will allow us to focus additional resources on the further development and expansion of our core InstantProfile product and its companions while we continue to service our existing InstantPromote customers.”

As a result of the personnel reduction, which reduced LiveDeal’s total workforce by approximately 60%, the company expects to reduce operating expenses by approximately $150,000 per month for the remainder of fiscal year 2011.  LiveDeal will incur one-time cash expenses of approximately $98,000 in connection with the reduction in force, which includes approximately $60,000 of salaries and wages payable to the affected employees.  Substantially all of those expenses will be incurred in the first quarter of fiscal year 2011.

For more information about LiveDeal’s products and services, please visit www.livedeal.com.

Forward-Looking and Cautionary Statements

This press release may include statements that constitute “forward-looking statements,” which are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts.  Forward-looking statements (including the statement above regarding the company’s expectation that operating expenses will be reduced for the remainder of fiscal year 2011 as a result of the reduction in force) involve risks, uncertainties and other factors that may cause actual results, performance or achievements of LiveDeal, Inc. and its subsidiaries to be materially different from those expressed or implied by such forward-looking statements.

Forward-looking statements speak only as of the date the statement was made.  LiveDeal does not undertake and specifically declines any obligation to update any forward-looking statements.

About LiveDeal, Inc.

LiveDeal, Inc. provides local customer acquisition services for small businesses to deliver an affordable way for businesses to extend their marketing reach to local, relevant customers via the Internet.  LiveDeal delivers website creation, Search Engine Marketing (SEM), Social Media Marketing (SMM), video, and other online marketing tools as part of its InstantAgency suite of products.  These products and services are dedicated to delivering agency quality online advertising at a fraction of the price of a traditional online marketing agency.  LiveDeal is headquartered in Las Vegas, Nevada.  For more information, please visit www.livedeal.com.

Investor Relations Contact:
Larry Tomsic, Chief Financial Officer
Phone:  702-939-0230
E-mail:  ltomsic@livedeal.com